EXHIBIT 4.13
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                     AMENDED AND RESTATED PROMISSORY NOTE
                     ------------------------------------


$10,000,000              December 29, 2000
                         (Original Note dated February 24, 2000)


      FOR VALUE RECEIVED, the undersigned, AMFAC/JMB HAWAII, L.L.C. ("Borrower"), a Hawaii limited liability company, hereby promises to pay to Northbrook Corporation, a Delaware corporation ("Payee"), the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the aggregate unpaid principal amount as shown either on SCHEDULE 1 attached hereto (and any continuation thereof) or in the records of the Payee (the "Principal") ON DEMAND made no earlier than February 28, 2001 (the date of such demand being the "Maturity Date"), with interest ("Interest") (computed on the basis of a 365- (or, if applicable, 366-) day year) on the unpaid balance thereof from time to time at a PER ANNUM rate equal to the "Base Rate" as announced from time to time by Bank of Hawaii plus 1% PER ANNUM (changing as and when such "Base Rate" changes) from the original date hereof, being February 24, 2000. Interest hereunder shall accrue and be payable on February 28, 2001, and thereafter on February 28, May 31, August 31 and November 30 of each calendar year until the Maturity Date at which time all previously unpaid accrued Interest hereon shall be due and payable; provided, that, if Borrower shall fail to pay the unpaid balance of the Principal on the Maturity Date or any installment of interest provided herein, then Interest shall accrue on such unpaid amount at the Base Rate, plus 1% PER ANNUM, until the date upon which such unpaid amount is paid in full; provided, further, that whenever any payment to be made hereunder shall be due on a day other than a day when commercial banks are open for normal business in Chicago, Illinois, such payment shall be made on the next succeeding day when such banks shall be open (and such extension of time shall be included in the computation of Interest due on such day). Any accrued and unpaid Interest on this Note shall be compounded on a monthly basis as of the last day of each calendar month.

      Payments of Principal and Interest on this Note are to be made in lawful money of the United States of America at the principal office of Payee in Chicago, Illinois, and payable to the order of the Payee in same day funds on the day when due.

      The unpaid principal amount of this Promissory Note may be prepaid in whole or in part at any time by the Borrower without premium, penalty or costs whatsoever, provided that all accrued and unpaid interest on the principal amount so prepaid is paid at such time. In addition, this Note shall be subject to mandatory prepayment in accordance with the provisions set forth below.

      THIS NOTE IS GIVEN IN SUBSTITUTION FOR, AND AMENDS AND RESTATES, THAT CERTAIN PROMISSORY NOTE, DATED AS OF FEBRUARY 24, 2000, MADE BY THE UNDERSIGNED IN FAVOR OF PAYEE, IN THE STATED MAXIMUM PRINCIPAL AMOUNT OF $10,000,000, AS AMENDED BY THAT CERTAIN NOTE EXTENSION AND MODIFICATION AGREEMENT, DATED AS OF SEPTEMBER 27, 2000. This Note is guaranteed by separate Guarantees (the "Guarantees") made by various direct and indirect subsidiaries of Borrower (each a "Guarantor"), in accordance with a certain separate Guaranty of Payment made by each Guarantor in favor of Payee, executed June 26, 2000, but effective as of February 24, 2000. Each such Guarantee has been ratified and affirmed by each Guarantor in accordance with that certain Ratification of Guarantees, of even date herewith, made by the Guarantors in favor of Payee and the holders of additional notes referred to therein. The Guarantees are secured by, among other things, mortgages on real property. Borrower hereby covenants and agrees that, from


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and after the date hereof, Borrower shall provide Payee with such additional security for the Note ("Additional Security") in such amount and in such form or forms as Payee shall deem acceptable, as Payee may request in Payee's sole and absolute discretion (provided that Borrower shall not be required to provide Additional Security that would violate any existing obligations of Borrower), and Borrower agrees to execute and deliver such documents as Payee may reasonably require in order to evidence and perfect Payee's security interest therein. Borrower and Payee acknowledge and agree that such Additional Security may be in the form of mortgages on real or personal property, pledges of interests in corporations, partnerships or limited liability companies or other securities, or pledges of other assets as may be identified by Borrower and Payee. In the event that Borrower fails to provide such Additional Security in a manner acceptable to Payee within thirty (30) days after Borrower requests same, Payee may thereafter declare all Principal and accrued Interest under this Note to be immediately due and payable, upon written notice to Borrower.

      If any of the following events ("Events of Default") occurs and is continuing:

      (a) Borrower fails to pay any Principal or Interest when the same shall become due and payable, or fails, within five (5) days after the same becomes due and payable, to pay any Interest hereon;

      (b) Borrower or any Guarantor fails to make any payment in respect of any indebtedness for borrowed money (including, without limitation, under the Indenture) having an aggregate principal amount of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but subject to any applicable grace period) or fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such indebtedness for borrowed money, (including, without limitation, under the Indenture (as defined below)), if the effect of such failure, event or condition is to cause such indebtedness to become due prior to its expressed maturity;

      (c) Borrower or any Guarantor becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due; Borrower or any Guarantor applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for Borrower or any Guarantor or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Borrower or any Guarantor;

      (d) A final judgment or order for the payment of money in excess of $100,000 shall be rendered against Borrower or any Guarantor and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days;

      (e) The Borrower has received a notice of default by the Trustee (as defined below) under the Indenture (as defined below), which default is not cured by the expiration of any applicable cure period provided therefor in the Indenture, if the effect of such failure, event or condition is to cause such indebtedness to become due prior to its expressed maturity;

      (f) Holders of any COLA Units (as defined in the Indenture) or the Trustee have instituted suit or otherwise brought any action or claim against the Borrower or any of its affiliates respecting such COLA Units, which suit, action or claim has not been dismissed, discharged, settled or otherwise satisfied within sixty (60) days after the institution thereof, nor has Borrower obtained a third party bond reasonably acceptable to the Lender to cover the amount demanded by any such suit, action or claim; or,






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      (g)   A default of Borrower or any Guarantor has occurred and is continuing (beyond any applicable cure period set forth therein) under any document or instrument provided by Borrower or any Guarantor to Lender as security for this Note or any Guaranty.

then, in the case of any Event of Default under CLAUSES (c), (e) OR (f) above, all indebtedness evidenced by this Note and all Interest (including, without limitation, any deferred Interest) hereon shall automatically be and become immediately due and payable, and in the case of any other Event of Default, the holder hereof may, by notice to Borrower, declare all indebtedness evidenced by this Note and all Interest (including, without limitation, any deferred Interest) hereon to be forthwith due and payable, whereupon all indebtedness evidenced by this Note and all such Interest will become and be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

      Borrower and Payee acknowledge that (i) Borrower's obligations hereunder constitute "Senior Indebtedness" for purposes of the Indenture, dated as of March 14, 1989, among Borrower, certain of Borrower's affiliates, and Bank One, N.A., as successor-in-interest to Continental Bank, National Association, as trustee (the "Trustee"), as the same may be amended, supplemented or otherwise modified from time to time (the "Indenture"); and (ii) Borrower is issuing this note to Payee in consideration for the advances made, or which may hereafter be made available by Payee to Borrower in the discretion of Payee, under this note to enable Borrower to fund its current obligations and meet its working capital requirements (including, without limitation, Base Interest on the Securities, each as defined in the Indenture). Notwithstanding the foregoing, Payee shall not at any time be under any obligation to make additional advances under this Note.

      This Note shall be subject to prepayment, at the demand of Payee made to Borrower at any time thereafter, to the extent of any proceeds from the Lot 1 and Launiupoko Sales, as defined in that certain Restructuring Agreement, of even date herewith by and among Borrower, each Guarantor and certain of their creditors, including Payee, such amount to be paid within five (5) days after demand therefor is made by Payee. Any amount so prepaid hereunder shall be apportioned between principal and interest in such manner that the interest so prepaid shall equal the accrued and previously unpaid interest on the principal so prepaid.

      Notwithstanding anything to the contrary contained in this Note, no director, officer or employee of the Borrower shall have any personal liability of any kind or nature directly or indirectly in connection with this Note.

      Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and hereby assents to any extension of the time of payment, forbearance or other indulgence that may be granted by the Payee, without notice. The terms of this Promissory Note may not be modified or terminated orally, but only by an agreement in writing signed by the party to be charged.

















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      This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State, including, but not limited to, the legality of interest rate.


                               AMFAC/JMB HAWAII, L.L.C.



                               By:
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                               Name:
                                     ------------------------------

                               Title:
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                                  SCHEDULE 1
                                  ----------

      Attached to Amended and Restated Promissory Note dated December 29, 2000 (original note dated February 24, 2000) of Amfac/JMB Hawaii, L.L.C., payable to the order of Northbrook Corporation.



                              PRINCIPAL PAYMENTS
                              ------------------

             Amount of        Unpaid
             Principal       Interest          Unpaid
             Advanced       as of date        Principal       Notation
Date         (Repaid)       specified)         Balance         Made by
----        ----------      ----------       ----------      ----------

2/24/00   $ 2,788,250.00
9/27/00   $ 2,788,250.00
12/29/00                   $ 145,877.92    $ 5,576,500.00